                                                                      EXHIBIT 99

                          MBIA INSURANCE CORPORATION
                               AND SUBSIDIARIES



                       CONSOLIDATED FINANCIAL STATEMENTS

                   AS OF JUNE 30, 2001 AND DECEMBER 31, 2000

               AND FOR THE PERIODS ENDED JUNE 30, 2001 AND 2000

                          MBIA INSURANCE CORPORATION
                               AND SUBSIDIARIES



                                   I N D E X
                                   ---------

                                                                       PAGE
                                                                       ----
Consolidated Balance Sheets -
 June 30, 2001 and December 31, 2000 (Unaudited)                         3

Consolidated Statements of Income -
 Three months and six months ended June 30, 2001
 and 2000 (Unaudited)                                                    4

Consolidated Statement of Changes in Shareholder's Equity -
 Six months ended June 30, 2001 (Unaudited)                              5

Consolidated Statements of Cash Flows -
 Six months ended June 30, 2001 and 2000 (Unaudited)                     6

Notes to Consolidated Financial Statements (Unaudited)                 7-8

                  MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEETS (Unaudited)
                (Dollars in thousands except per share amounts)

                                                                           June 30, 2001             December 31, 2000
                                                                    --------------------------     ---------------------
                     Assets
Investments:
    Fixed-maturity securities held as available-for-sale
      at fair value (amortized cost $6,185,035 and $6,153,981)          $     6,304,129                $    $6,274,595
    Fixed-maturity securities pledged as collateral
      at fair value (amortized cost $612,207 and $385,910)                      617,538                        390,938
    Short-term investments, at amortized cost
      (which approximates fair value)                                           343,563                        269,900
    Other investments                                                            28,391                          9,663
                                                                        ---------------                ---------------
        Total investments                                                     7,293,621                      6,945,096

Cash and cash equivalents                                                         4,362                         12,541
Securities purchased under agreements to resell                                 475,850                        330,000
Accrued investment income                                                       109,189                        106,822
Deferred acquisition costs                                                      280,511                        274,355
Prepaid reinsurance premiums                                                    457,894                        442,622
Reinsurance recoverable on unpaid losses                                         31,065                         31,414
Goodwill (less accumulated amortization of
    $64,113 and $61,784)                                                         78,867                         81,196
Property and equipment, at cost (less accumulated
    depreciation of $43,616 and $38,309)                                        114,127                        117,338
Receivable for investments sold                                                  13,544                          2,497
Other assets                                                                    140,234                        105,846
                                                                        ---------------                ---------------
        Total assets                                                    $     8,999,264                     $8,449,727
                                                                        ===============                ===============

               Liabilities and Shareholder's Equity
Liabilities:
    Deferred premium revenue                                            $     2,453,450                $     2,397,578
    Loss and loss adjustment expense reserves                                   508,725                        499,279
    Securities sold under agreements to repurchase                              475,850                        330,000
    Deferred income taxes                                                       246,840                        253,363
    Deferred fee revenue                                                         23,924                         26,138
    Payable for investments purchased                                            64,724                          2,334
    Other liabilities                                                           224,032                        133,429
                                                                        ---------------                ----------------
        Total liabilities                                                     3,997,545                      3,642,121
                                                                        ---------------                ----------------

Shareholder's Equity:
    Common stock, par value $150 per share; authorized,
      issued and outstanding - 100,000 shares                                    15,000                         15,000
    Additional paid-in capital                                                1,556,282                      1,540,071
    Retained earnings                                                         3,377,245                      3,191,536
    Accumulated other comprehensive income,
      net of deferred income tax provision
      of $43,339 and $43,910                                                     53,192                         60,999
                                                                        ---------------                ---------------
        Total shareholder's equity                                            5,001,719                      4,807,606
                                                                        ---------------                ---------------

        Total liabilities and shareholder's equity                      $     8,999,264                $     8,449,727
                                                                        ===============                ===============

  The accompanying notes are an integral part of the consolidated financial statements.

                  MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                            (Dollars in thousands)

                                                                            Three months ended              Six months ended
                                                                                 June 30                         June 30
                                                                      -----------------------------    ----------------------------
                                                                          2001            2000            2001            2000
                                                                      -------------    ------------    ------------    ------------
Revenues:
     Gross premiums written                                            $   206,559      $  189,295      $  391,464      $  338,132
     Ceded premiums                                                        (42,996)        (61,810)        (98,145)       (104,776)
                                                                      -------------    -----------     ------------    -----------
        Net premiums written                                               163,563         127,485         293,319         233,356
     (Increase) decrease in deferred premium revenue                       (35,324)        (18,333)        (44,945)        (19,500)
                                                                      -------------    -----------     ------------    -----------
        Premiums earned (net of ceded premiums of
           $41,937, $32,813, $80,253, and $70,344)                         128,239         109,152         248,374         213,856
     Net investment income                                                 101,778          98,858         204,150         193,446
     Net realized gains                                                        486           5,143           5,045          11,718
     Change in fair value of derivative instruments                         (3,339)            ---          (7,106)            ---
     Advisory fees                                                          12,194           5,015          18,186          11,546
     Other                                                                     193             ---             387             ---
                                                                      ------------     -----------     -----------     -----------
        Total revenues                                                     239,551         218,168         469,036         430,566
                                                                      ------------     -----------     -----------     -----------

Expenses:
     Losses and loss adjustment                                             16,819          13,735          31,041          22,322
     Amortization of deferred acquisition costs                             10,259           8,736          19,870          17,322
     Operating                                                              19,675          20,271          37,730          39,033
                                                                      ------------     -----------     -----------     -----------
        Total expenses                                                      46,753          42,742          88,641          78,677
                                                                      ------------     -----------     -----------     -----------

Income before income taxes                                                 192,798         175,426         380,395         351,889

Provision for income taxes                                                  51,723          40,201          97,704          91,077
                                                                      ------------     -----------     -----------     -----------

Income before cumulative effect of accounting change                       141,075         135,225         282,691         260,812

     Cumulative effect of accounting change                                    ---             ---         (11,082)            ---
                                                                      ------------     -----------     -----------     -----------

Net income                                                             $   141,075      $  135,225      $  271,609      $  260,812
                                                                      ============     ===========     ===========     ===========

  The accompanying notes are an integral part of the consolidated financial statements.

                  MBIA INSURANCE CORPORATION AND SUBSIDIARIES
     CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY (Unaudited)
                    For the six months ended June 30, 2001
                (Dollars in thousands except per share amounts)


                                                                                                      Accumulated
                                           Common Stock           Additional                             Other
                                      -----------------------      Paid-in          Retained         Comprehensive
                                         Shares      Amount        Capital          Earnings             Loss
                                      ----------- -----------  ---------------  ---------------  --------------------
Balance, January 1, 2001                 100,000     $15,000       $1,540,071       $3,191,536              $ 60,999

Comprehensive income:
  Net income                                  --          --               --          271,609                    --
  Other comprehensive income:
    Change in unrealized
      depreciation of investments
      net of change in deferred
      income taxes of $(571)                  --          --               --               --                (1,008)
    Change in foreign
      currency translation                    --          --               --               --                (6,799)
        Other comprehensive income
Comprehensive income

Dividends declared (per common
  share $859.00)                              --          --               --          (85,900)                   --

Tax reduction related to tax
     sharing agreement
     with MBIA Inc.                           --          --           16,211               --                    --
                                      ----------- -----------  ---------------  ---------------  --------------------
Balance, June 30, 2001                   100,000     $15,000       $1,556,282       $3,377,245              $ 53,192
                                      =========== ===========  ===============  ===============  ====================

                                              Total
                                          Shareholder's
                                              Equity
                                        ------------------
Balance, January 1, 2001                      $ 4,807,606

Comprehensive income:
  Net income                                      271,609
  Other comprehensive income:
    Change in unrealized
      depreciation of investments
      net of change in deferred
      income taxes of $(571)                       (1,008)
    Change in foreign
      currency translation                         (6,799)
                                        ------------------
        Other comprehensive income                 (7,807)
                                        ------------------
Comprehensive income                              263,802
                                        ------------------
Dividends declared (per common
  share $859.00)                                  (85,900)

Tax reduction related to tax
     sharing agreement
     with MBIA Inc.                                16,211
                                        ------------------
Balance, June 30, 2001                        $ 5,001,719
                                        ==================

Disclosure of reclassification amount:
  Unrealized appreciation of
    investments arising
    during the period, net of taxes     $  2,178
  Reclassification of adjustment,
    net of taxes                          (3,186)
                                      -----------
  Net unrealized depreciation,
    net of taxes                        $ (1,008)
                                      ===========





   The accompanying notes are an integral part of the consolidated financial statements.

                  MBIA INSURANCE CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                            (Dollars in thousands)

                                                                                        Six months ended
                                                                                            June 30
                                                                              ----------------------------------
                                                                                   2001                 2000
                                                                              ----------------     -------------
Cash flows from operating activities:
     Net income                                                                $    271,609         $    260,812
     Adjustments to reconcile net income to net
        cash provided by operating activities:
        Increase in accrued investment income                                        (2,367)              (8,548)
        Increase in deferred acquisition costs                                       (6,156)              (5,735)
        Increase in prepaid reinsurance premiums                                    (15,272)             (32,773)
        Increase in deferred premium revenue                                         60,217               52,273
        Increase (decrease) in loss and loss adjustment
            expense reserves, net                                                     9,795              (20,016)
        Depreciation                                                                  5,307                4,688
        Amortization of goodwill                                                      2,329                2,440
        Amortization of bond discount, net                                           (1,878)              (9,517)
        Net realized gains on sale of investments                                    (5,044)             (11,718)
        Deferred income tax (benefit) provision                                      (5,913)              25,237
        Fair value of derivative instruments                                         24,155                  ---
        Other, net                                                                   35,015               (7,956)
                                                                              --------------       --------------
        Total adjustments to net income                                             100,188              (11,625)
                                                                              --------------       --------------
        Net cash provided by operating activities                                   371,797              249,187
                                                                              --------------       --------------

Cash flows from investing activities:
     Purchase of fixed-maturity securities, net
        of payable for investments purchased                                     (1,832,800)          (1,247,988)
     Sale of fixed-maturity securities, net of
        receivable for investments sold                                           1,442,865              926,972
     Redemption of fixed-maturity securities,
        net of receivable for investments redeemed                                  190,752              133,480
     Purchase of short-term investments, net                                        (73,665)              (1,852)
     Purchase of other investments, net                                             (18,991)              (6,648)
     Capital expenditures, net of disposals                                          (2,237)              (7,680)
                                                                              --------------       --------------
        Net cash used by investing activities                                      (294,076)            (203,716)
                                                                              --------------       --------------

Cash flows from financing activities:
     Dividends paid                                                                 (85,900)             (61,000)
                                                                              --------------       --------------
        Net cash used by financing activities                                       (85,900)             (61,000)
                                                                              --------------       --------------

Net decrease in cash and cash equivalents                                            (8,179)             (15,529)
Cash and cash equivalents - beginning of period                                      12,541               33,702
                                                                              --------------       --------------
Cash and cash equivalents - end of period                                      $      4,362         $     18,173
                                                                              ==============       ==============

Supplemental cash flow disclosures:
     Income taxes paid                                                         $     88,485         $     35,946

  The accompanying notes are an integral part of the consolidated financial statements.

                  MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  1.  Basis of Presentation
      ---------------------

  The accompanying consolidated financial statements are unaudited and include the accounts of MBIA Insurance Corporation and its Subsidiaries (the "Company"). The statements do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America. These statements should be read in conjunction with the company's consolidated financial statements and notes thereto for the year ended December 31, 2000. The accompanying consolidated financial statements have not been audited by independent accountants in accordance with auditing standards generally accepted in the United States of America but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to summarize fairly the company's financial position and results of operations. The results of operations for the six months ended June 30, 2001 may not be indicative of the results that may be expected for the year ending December 31, 2001. The December 31, 2000 balance sheet was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.

  2.  Dividends Declared
      ------------------

  Dividends declared and paid by the company during the six months ended June 30, 2001 were $86 million.

  3.  Recent Accounting Pronouncements
      --------------------------------

  In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities" which was effective for the company as of January 1, 2001. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives will be recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge, and if so, the use and type of the hedge.

  The company has entered into derivative transactions that do not qualify for the financial guarantee scope exception under SFAS 133 and, therefore, must be stated at fair value. The company's derivative exposure and mark-to-market as of January 1, 2001, primarily consists of credit default swaps.

  The revenues and expenses include revenues and expenses related to derivative activity. The related change in fair value of those derivative instruments is included in gains and losses.

  Adoption of SFAS 133 on January 1, 2001 resulted in cumulative after-tax reductions in net income of $11 million. In addition, the company increased its assets by $31 million and liabilities by $42 million.

                  MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

  In September 2000, the FASB issued SFAS 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which was effective for the Company as of April 1, 2001. In accordance with SFAS 140, the Company no longer reflects on its balance sheet financial assets involving the borrowing of securities that meet specific criteria.

  The fair value of securities received for security borrowing transactions at June 30, 2001 and December 31, 2000 was $476 million and $428 million, respectively. None of the accepted collateral for securities borrowed has been sold or repledged for all periods presented.

  SFAS 140 also requires the Company to reclassify financial assets pledged as collateral under certain agreements and to report those assets at fair value as a separate line item on the balance sheet. As of June 30, 2001, the Company had $618 million in financial assets pledged as collateral.

  It is the Company's policy to take possession of securities borrowed or purchased under agreements to resell. These contracts are primarily the Company's collateralized municipal investment and repurchase agreement activity and are only transacted with high-quality dealer firms.

  The Company minimizes the credit risk that counterparties to transactions might be unable to fulfill their contractual obligations by monitoring customer credit exposure and collateral value and requiring additional collateral to be deposited with the company when deemed necessary.

  In June 2001, the FASB issued SFAS 142, "Goodwill and Other Intangible Assets", which is effective for fiscal years beginning after December 15, 2001. SFAS 142 requires that goodwill no longer be amortized, but instead be reviewed for impairment. The company will adopt SFAS 142 effective January 1, 2002 and is currently evaluating the impact that the adoption will have on its earnings and statement of financial position.